Exhibit 99.2

AMENDMENT TO THE

LONGS DRUG STORES CALIFORNIA, INC.

EMPLOYEE SAVINGS AND PROFIT SHARING PLAN

Pursuant to Section 15.1 of the Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan (the “Plan”), the following amendment to the Plan is adopted.

1.

Article I of the Plan shall be amended by deleting Section 1.48 thereof in its entirety and by inserting in its place the following:

“Matching Contribution Account” means the Account of a Participant to which his Matching Contributions are made and, effective for Plan Years beginning on or after January 1, 2003, Profit Sharing Contributions are made, and the gains and losses thereon are credited or debited respectively.”

2.

Article I of the Plan shall be amended by deleting Section 1.56 thereof in its entirety and by inserting in its place the following:

“Profit Sharing Account” means the account maintained for a Participant to which was credited the Profit Sharing Contributions allocated to such Participant with respect to Plan Years commencing prior to January 1, 2003, and exclusive of any portion of the Profit Sharing Contribution allocated to the Longs Drug Stores Stock Fund, and the gains and losses thereon.”

3.

Article I of the Plan shall be amended by deleting Section 1.72 entitled “Units” thereof in its entirety and placing the phrase “Reserved” in its place.

4.

Article IV shall be amended by deleting the first sentence of the second paragraph in Section 4.3 thereof in its entirety and by inserting in its place the following:

“For purposes of this Section 4.3, the “Contribution Percentage” for Highly Compensated Employees or for all other Participants for the applicable Plan Year shall mean the average of the ratios, calculated separately for each Employee in such group, of the amount of the Matching Contribution and (effective for Plan Years beginning on or after January 1, 2003) Profit Sharing Contribution under the Plan paid on behalf of such Employee for such Plan Year to the Employee’s compensation, as defined under Section 415(c)(3) of the Code, for such Plan Year.”

5.

Article V of the Plan shall be amended by deleting Section 5.2 thereof in its entirety and by inserting in its place the following:

“5.2	Allocation of Profit Sharing Contributions and Forfeitures

(a)	Subject to Section 5.3 below, the Profit Sharing Contributions, and forfeitures thereof, for a Plan Year shall be allocated among the Accounts of those Participants who are in the employ of the Employer on the last day of the Plan Year in the same proportion as each such Participant’s Matching Contribution under Section 4.1 for the Plan Year bears to the total Matching Contributions under Section 4.1 credited to all Participants to whom an allocation under this Section 5.2(a) is made for the Plan Year, provided that, to the extent the Matching Contribution under Section 4.1 declared by the Company for the fiscal year of the Company ending immediately following the Plan Year includes a maximum dollar limit (e.g., $2,000) then in determining the allocation of the Profit Sharing Contribution under this Section 5.2(a), the Plan shall disregard any Matching Contributions under Section 4.1 to a Participant during the Plan Year in excess of such limit.

(b)	No person who terminates employment with the Employer during the Plan Year and receives a distribution of his or her entire vested Account during the Plan Year or consents to receive a distribution of his or her entire vested Account in the immediately succeeding Plan Year (as a result of such termination of employment) shall be entitled to an allocation for the current Plan Year.

(c)	Profit Sharing Contributions allocated pursuant to Section 5.2(a) shall be credited to the Participant’s Matching Contribution Account.

(d)	Profit Sharing Contributions may be invested in the manner prescribed under Article VII.”

6.

The paragraph before the schedule in Section 8.1(c) shall be amended to read in its entirety as follows:

“If a Participant’s employment is terminated prior to attaining his or her Normal Retirement Age (and for any reason other than death or Disability), he shall vest and have a nonforfeitable interest in the amount of his or her Account attributed to Profit Sharing Contributions attributable to Plan Years commencing prior to January 1, 2003, whether allocated to the Profit Sharing Account or the Longs Drug Stores Stock Account, in accordance with the following schedule:”

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This Amendment shall become effective as of January 1, 2003.

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